Exhibit 4.4

GENERAL ELECTRIC CAPITAL CORPORATION

THE BANK OF NEW YORK MELLON
(SUCCESSOR TO JPMORGAN CHASE BANK, N.A.)

as Trustee

and

THE BANK OF NEW YORK MELLON
acting through its London branch

as Registrar, Transfer and Principal Paying Agent

_____________________________________________________

SUPPLEMENTAL INDENTURE
Dated as of [•], 2010
to
INDENTURE FOR SUBORDINATED DEBENTURES
Dated as of September 1, 2006

_____________________________________________________

     This Supplemental Indenture, dated as of [•], 2010 ("Supplemental Indenture"), is entered into among General Electric Capital Corporation, a corporation duly organized under the laws of the State of Delaware (the "Company"), The Bank of New York Mellon, formerly known as The Bank of New York (successor to JPMorgan Chase Bank, N.A.), a New York banking corporation, as trustee (the "Trustee"), and The Bank of New York Mellon, acting through its London branch, as registrar, transfer and principal paying agent, for the purposes of amending and supplementing the provisions of each series of Debentures (as defined below) as provided for herein.

RECITALS OF THE COMPANY:

     WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture for Subordinated Debentures, dated as of September 1, 2006 (as amended, supplemented, waived or otherwise modified prior hereto, the "Indenture"), providing for the issuance from time to time of subordinated debentures of the Company;

     WHEREAS, the Company has previously issued, among other series of Debt Securities, the following series of Debt Securities: (A)(i) €950,000,000 4.625% Fixed to Floating Rate EU Subordinated Debentures due 2066 (the "Euro 2066 Debentures") and (ii) £400,000,000 5.500% Fixed to Floating Rate GBP Subordinated Debentures due 2066 (the "GBP 2066 Debentures"), each pursuant to a supplemental indenture dated as of September 15, 2006 (the "September 2006 Supplemental Indenture") under the Indenture; and (B)(i) €1,500,000,000 5.500% Fixed to Floating Rate EUR Subordinated Debentures due 2067 (the "Euro 2067 Debentures") and (ii) £600,000,000 6.500% Fixed to Floating Rate GBP Subordinated Debentures due 2067 (the "GBP 2067 Debentures") each pursuant to a supplemental indenture dated as of September 5, 2007 under the Indenture (the "September 2007 Supplemental Indenture" and, together with the September 2006 Supplemental Indenture, the "Supplemental Indentures"). The Euro 2066 Debentures, the GBP 2066 Debentures, the Euro 2067 Debentures and the GBP 2067 Debentures are referred to herein collectively as, the “Non-USD Debentures”).

     WHEREAS, the Company has previously issued under the Indenture, among other series of Debt Securities, $2,500,000,000 aggregate principal amount of 6.375% Fixed to Floating Rate USD Subordinated Debentures due 2067 (the “USD Debentures” and, together with the Non-USD Debentures, the “Debentures”) pursuant to an Officers' Certificate in accordance with the provisions of the Indenture;

     WHEREAS, the Company acts as sponsor of each of the Delaware statutory trusts specified below (each, a "Trust"), each of which will participate in an offer to issue trust securities as specified below (the "Trust Securities") pursuant to a trust agreement (a "Trust Agreement") in exchange (the "Exchange") for the Debentures specified below as of [•], 2010 (the "Exchange Date"):

Trust	Debentures	Trust Securities
GE Capital Trust I	USD Debentures	USD 2067 Trust Securities
GE Capital Trust II	EUR 2067 Debentures	EUR 2067 Trust Securities
GE Capital Trust III	GBP 2067 Debentures	GBP 2067 Trust Securities
GE Capital Trust IV	EUR 2066 Debentures	EUR 2066 Trust Securities
GE Capital Trust V	GBP 2066 Debentures	GBP 2066 Trust Securities

     WHEREAS, pursuant to Section 10.01 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture in order to supplement the Indenture, without the consent of any Holder, in order to effect the amendment contemplated by Section 10.01(g)

thereof with respect to each series of the Debentures and to provide for certain supplemental provisions related to the Exchange and the issuance of the Trust Securities as specified in Article I of this Supplemental Indenture;

     WHEREAS, each party hereto has duly authorized the execution and delivery of this Supplemental Indenture and has done all things necessary to make this Supplemental Indenture a valid agreement in accordance with its terms;

     WHEREAS, terms used but not defined herein shall have the meaning ascribed to them pursuant to the Indenture and the Supplemental Indentures;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE I

SECTION 1.1. Payment of Trust Debenture Additional Amounts.

     Each series of Non-USD Debentures is hereby amended to provide that the Company shall pay additional amounts (the "Trust Debenture Additional Amounts") with respect to any Non-USD Debentures that are held by a Trust in such amounts as are necessary to enable such Trust to meet its obligation to pay any Trust Security Additional Amounts (as defined in the relevant Trust Agreement) in respect of the related Trust Securities as set forth in Section 4.03 of the relevant Trust Agreement.

SECTION 1.2. Redemption.

     Each series of the Debentures is hereby amended in each case to add the following sentence as the last sentence of the subsection therein entitled “Redemption:”

“Notwithstanding the foregoing, any redemption of the Debentures prior to the Maturity Date shall be subject to any then required approval by each Applicable Regulatory Authority.”

     For any date on which the Company is subject to regulatory oversight, the term "Applicable Regulatory Authority" means any governmental authority, or any independent agency created under any governmental authority, that has promulgated regulations to which the Company is subject under which it is required to maintain specific levels of capital. Notwithstanding the foregoing, the term “Applicable Regulatory Authority” may be amended in accordance with the provisions of Article Ten of the Indenture without the consent of any holder of Debentures in order to enable the Trust Securities to qualify as any particular category of regulatory capital under the prevailing rules and regulations of an entity being defined by such amendment as an Applicable Regulatory Authority.

ARTICLE II

MISCELLANEOUS

     SECTION 2.1. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture and each series of the Debentures shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes.

     SECTION 2.2. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture and in each series of the Debentures shall remain in full force and effect.

     SECTION 2.3. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is supplemental to and made a part of the Indenture. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

     SECTION 2.4. Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

     SECTION 2.5. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 2.6. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

     SECTION 2.7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

     SECTION 2.8. Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof

     SECTION 2.9. Successors. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors and assigns, whether so expressed or not.

SECTION 2.10. Notices.

     (a) Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier or first-class mail, postage prepaid, addressed as follows:

if to the Company

General Electric Capital Corporation
201 High Ridge Road
Stamford, CT 06927
United States of America
Attention: Senior Vice President-Corporate Treasury and Global Funding Operation
Fax: +1 203 585 1191

if to the Trustee:

The Bank of New York Mellon
101 Barclay Street, 8th Floor
New York, NY 10286
United States of America
Attention: Corporate Finance
Fax: +1 212 815 5704

if to the Principal Paying Agent:

The Bank of New York Mellon, acting through its London branch
One Canada Square
London E14 5AL
United Kingdom
Attention: Corporate Trust Administration
Fax: +44 20 7964 2536

     The Company, the Trustee and the Principal Paying Agent by written notice to each other such Person may designate additional or different addresses for notices to such Person. Any notice or communication to the Company, the Trustee or the Principal Paying Agent shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if telecopied; and five (5) calendar days after mailing if sent by first class mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

     (b) Notices regarding the Non-USD Debentures will be sent to a leading newspaper having general circulation in London (which is expected to be The Financial Times) and through the newswire service of Bloomberg (or if Bloomberg does not then operate, any similar agency). Additionally, in the event the Non-USD Debentures are in the form of Definitive Debentures, notices will be sent, by first class mail, with a copy to the Trustee, to each Holder at such Holder's address as it appears on the registration books of the Registrar. If and so long as such Non-USD Debentures are listed on any securities exchange, notices will also be given in accordance with any applicable requirements of such securities exchange. If and so long as any Non-USD Debentures are represented by one or more Global Debentures and ownership of Book-Entry Interests therein are shown on the records of Euroclear, Clearstream or any successor clearing agency appointed by the Common Depositary at the request of the Company, notices will be delivered to such clearing agency for communication to the owners of such Book-Entry Interests. Notices given by publication will be deemed given on the first date on which publication is made and notices given by first class mail, postage prepaid, will be deemed given five calendar days after mailing.

      SECTION 2.11. Governing Law. This Supplemental Indenture and each series of the

Debentures as amended and supplemented hereby shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

     SECTION 2.12. Information. For so long as the Non-USD Debentures are listed on the official list of the London Stock Exchange and the rules of such exchange so require, copies of this Supplemental Indenture and the Indenture will be made available in London through the offices of the Paying Agent in London.

     SECTION 2.13. No Recitals, etc. The recitals in this Supplemental Indenture are made by the Company and not by the Trustee or the Principal Paying Agent, and the Trustee and the Principal Paying Agent shall not be responsible for the validity or sufficiency hereof with respect to the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, as of the date first written above.

GENERAL ELECTRIC CAPITAL CORPORATION as Company

By:
Name:
Title:

THE BANK OF NEW YORK MELLON (SUCCESSOR
TO JPMORGAN CHASE BANK, N.A.), as Trustee

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, acting through its London branch as Registrar, Transfer and Principal Paying Agent

By:
Name:
Title: